Exhibit 10.2
AGREEMENT AND GENERAL RELEASE
          THE PRINCETON REVIEW, INC., a Delaware corporation (“TPR”), and Young Shin, an individual residing at 63 Parnassus Ave, San Francisco, CA 94117, and his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree as of April 27, 2007 (the “Effective Date”) that:
          1. Last Day of Employment. Employee’s last day of employment with TPR was April 16, 2007.
          2. Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, TPR agrees as follows:
               (a) TPR shall pay Employee (i) his earned and accrued bonus for the year ended December 31, 2006 in the amount equal to $114,736 in accordance with the terms and conditions of TPR’s bonus plan, and (ii) an amount equal to $4,090.79 for Employee’s accrued paid time off;
               (b) Notwithstanding the termination of Employee’s employment with TPR, subject to approval of TPR’s Compensation Committee of its Board of Directors, the post-termination exercise period of each of Employee’s grants of options to purchase shares of TPR’s common stock shall be extended until December 31, 2007 for each such agreement (collectively, the “Option Agreements”);
               (c) TPR hereby transfers to Employee a Dell laptop computer, Serial No. JP0M0270-48634-4AE-0619.
               (e) TPR shall take reasonable actions as soon as practicable after the date hereof to ensure that Employee (or any entity controlled by Employee) has access to, and control of, the domain name “higheredge.com”. In its reasonable discretion, TPR may effect the above through a license or a complete assignment of such domain name, in either case, at no additional cost to Employee.
          3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph “2” above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.
          4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, TPR, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof individually and in their corporate capacities, and TPR’s employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The New York State Civil Rights Act, as amended;

•	The New York State Human Rights Law, as amended;

•	The New York Equal Pay Act, as amended;

•	The New York State Labor Law, as amended;

•	The New York State Workers’ Compensation Law’s Retaliation provisions, as amended;

•	The New York State Disability Benefits law’s Retaliation provisions, as amended;

•	The New York City Administrative Code and Charter, as amended;

•	The New York City Human Rights Law, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters;

•	California Family Rights Act — Cal. Govt. Code § 12945.2 et seq.

•	California Fair Employment and Housing Act — Cal. Gov’t Code § 12900 et seq.

•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim — Cal. Lab. Code §132a (1) to (4)

•	California Unruh Civil Rights Act — Civ. Code § 51 et seq.

•	California Sexual Orientation Bias Law — Cal. Lab. Code §1101 et seq.

•	California AIDS Testing and Confidentiality Law — Cal. Health & Safety Code §199.20 et seq.

•	California Confidentiality of Medical Information — Cal. Civ. Code §56 et seq.

•	California Smokers’ Rights Law — Cal. Lab. Code §96

•	California Parental Leave Law — Cal. Lab. Code §230.7 et seq.

•	California Apprenticeship Program Bias Law — Cal. Lab. Code §3070 et seq.

•	California Wage Payment Act, as amended;

•	California Equal Pay Law — Cal. Lab. Code §1197.5 et seq.

•	California Whistleblower Protection Law — Cal. Lab. Code § 1102-5(a) to (c)

•	California Military Personnel Bias Law — Cal. Mil. & Vet. Code §394 et seq.

•	California Family and Medical Leave — Cal. Lab. Code §233

•	California Parental Leave for School Visits Law — Cal. Lab. Code §230.7 et seq.

•	California Electronic Monitoring of Employees — Cal. Lab. Code §435 et seq

•	Cal/OSHA law, as amended;

•	California Consumer Reports: Discrimination Law — Cal. Civ. Code §1786.10 et seq.

•	California Political Activities of Employees Act — Cal. Lab. Code §1101 et seq.

•	California Domestic Violence Victim Employment Leave Act — Cal. Lab. Code §230.1

•	California Voting Leave Law — Cal. Elec. Code §14350 et seq.

•	California Court Leave Law — Cal. Lab. Code §230

•	N.B., if applicable, San Francisco AIDS-Based Discrimination Ordinance, §3801 et seq.
          5. Covenant not to Sue; No Claims Filed or Assigned. The Employee agrees not to participate (except pursuant to subpoena or court order and after notice), commence, maintain or prosecute any action or proceeding of any kind against any of the Releasees arising out of any act, omission, transaction or occurrence occurring from the beginning of time up to and including the Effective Date of this Agreement. The Employee further represents and warrants that he has not previously commenced any action or proceeding of any kind against any of the Releasees. The Employee further agrees, to the extent permitted by law, not to instigate, encourage, assist or participate in an action or proceeding commenced by anyone else against TPR or any other Releasee except as required by law, court order, or subpoena.
          6. Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against TPR in any forum or form. Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
          Employee also affirms that Employee has not divulged any proprietary or confidential information of TPR and will continue to maintain the confidentiality of such information consistent with TPR’s policies and Employee’s agreement(s) with TPR and/or common law.
          Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by TPR or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
          7. Non-Disparagement. Employee hereby agrees not to make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any action which in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of TPR or any other Releasee or in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such actions by anyone else. TPR agrees that no member of its current Executive Management Team (which includes all EVPs, the CFO, COO and CEO) will make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any action which in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Employee or in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such actions by anyone else.
          8. Noncompete. Section 2 of TPR Executive Compensation Policy Statement (the “Policy”) shall remain in full force and effect with respect to the activities of Employee until the later of (i) the term of such restrictions provided in the Policy and (ii) the termination, expiration or non-renewal of the Services and Licensing Agreement, dated April 27, 2007, by and between TPR and Higher Edge Marketing Services, Inc.; provided that Employee’s activities with respect to the Marketing Services business (as defined in the Services and Licensing Agreement) are hereby acknowledged by TPR and shall be deemed to be permitted activities pursuant to Section 2 of the Policy.
          9. Confidentiality/Return of Property. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release. Employee affirms that Employee has returned all of TPR’s property, except for those documents and confidential information in Employee’s possession or control in connection with, and subject to the confidentiality provisions of, that certain Services and License Agreement, by and between TPR and Higher Edge Marketing Services, Inc., dated as of the date hereof.
          10. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Cindy Ramsey and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Cindy Ramsey, or mailed to Cindy Ramsey and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
          11. Cooperation. The Employee hereby agrees that he will cooperate with TPR and their respective counsel in connection with any investigation administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge.

          12. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in New York without regard to its conflict of laws provision. In the event the Employee or TPR breaches any provision of this Agreement and General Release, Employee and TPR affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.
          13. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by TPR of any liability or unlawful conduct of any kind.
          14. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
          15. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto with respect to the limited subject matter hereof, and fully supersedes any prior obligation of the TPR to the Employee other than the Option Agreements and the provisions of the Policy which, by their terms, survive Employee’s termination of employment (in such case, as amended by this Agreement). Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release. Each of TPR and the Employee agree that, to the extent that any of the provisions of this Agreement cancel, modify, amend or supplement the provisions of other agreements to which they are a party, such agreements shall be deemed amended by the provisions of this Agreement for the purpose of effectuating the provisions of this Agreement.
          Employee agrees that this General Release will cover all claims of every nature and kind whatsoever, which Employee may have, known or unknown, suspected or unsuspected, past or present, which he may have against TPR, despite the fact that California Civil Code section 1542 may provide otherwise. Employee expressly waives any right or benefit available to him in any capacity under the provisions of Section 1542, which provides as follows:
A general release does not extend to the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.
          EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL

RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
          EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST TPR.
          Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

THE PRINCETON REVIEW, INC.

/s/ Young Shin Young Shin	By:	/s/ Mark Chernis Mark Chernis President

Date: April 27, 2007	Date: April 27, 2007